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                                                                 EXHIBIT 4(a)

                                AMENDMENT TO THE

                                  HBO & COMPANY

                          1990 EXECUTIVE INCENTIVE PLAN



     THIS AMENDMENT is made to the HBO & Company 1990 Executive Incentive Plan (the "Plan"), to be effective as of the date this Amendment is approved by the stockholders of HBO & Company, a Delaware corporation.

                                       I.

     Section 5 of the Plan is amended to increase the number of shares of Stock not previously authorized for distribution that may be issued under the Plan from 3,357,452 to 6,357,452 and to increase the maximum number of shares available for distribution under the Plan from 12,000,000 to 15,000,000 and the minimum number of shares available for distribution under the Plan from 6,038,176 to 9,038,176.

     All other provisions of the Plan not inconsistent herewith are ratified and
confirmed.  Dated this  14th   day of   May   , 1996.
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